UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2022

Beyond Air, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38892	47-3812456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Stewart Avenue, Suite 301

Garden City, NY 11530

(Address of Principal Executive Offices and Zip Code)

(516) 665-8200

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	XAIR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2022, the Board of Directors (the “Board”) of Beyond Air, Inc. (the “Company”) appointed Michael Gaul, age 68, as the Company’s Chief Operating Officer, effective July 1, 2022 (the “Effective Date”).

Michael Gaul has served as Senior VP, Operations from May 2020 to the Effective Date. Mr. Gaul has led teams in operations, sales and marketing, supply chain, distribution, quality, regulatory, human resources, and finance. He has had P&L experience with multi-plant responsibility in both the US and Asia, including roles with Sparton Corporation (Group VP, Manufacturing & Design Services Business Unit; Group VP, Medical Business Unit), a defense contractor for maritime defense, from September 2011 to February 2020, SynCardia Systems (COO; VP Operations), a manufacturer and provider of the commercially approved Total Artificial Heart, from June 2005 to February 2011, Ventana Medical Systems (now known as Roche Tissue Diagnostics) (VP & General Manager, Operations), a medical device company, from September 2003 to April 2005, and Robotic Vision Systems, Inc. (General Manager, Vanguard Division; VP Operations, Systemation Division), a maker of machine vision systems, from September 1997 to June 2003. He currently serves on the Board of Directors of BioOhio to support and promote Ohio’s bioscience industry. Mr. Gaul has a BS, Business Administration from Delaware Valley University, and an MBA from Florida Institute of Technology.

The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Gaul in April 2020 when he was originally hired as Senior VP, Operations of the Company. The Employment Agreement provides that his employment will continue until either the Company or Mr. Gaul terminates his employment in accordance with the terms of the Employment Agreement. Pursuant to the Employment Agreement, Mr. Gaul is entitled to receive an annual base salary of $250,000, which is subject to adjustment pursuant to the Company’s employee compensation practices. In April 2022, Mr. Gaul’s base salary was increased to $350,000. In addition, pursuant to the Employment Agreement, Mr. Gaul is eligible to be considered for an incentive bonus for each fiscal year of the Company, which will be awarded based on objective or subjective criteria established by the Chief Executive Officer and approved by the Board or a committee thereof.

Under the Employment Agreement, termination of Mr. Gaul’s employment by the Company without cause, or by Mr. Gaul for “Good Reason” (as such term is defined in the Employment Agreement), will require the Company to pay severance to Mr. Gaul. Upon any such termination, and subject to the terms of the Employment Agreement and the Company’s policies, Mr. Gaul will be entitled to receive his base salary for a period of six months, plus an additional month of severance payments for every two months of employment, with such additional amounts to be cumulative and not to exceed a total of 12 months of severance payments. The Company will also continue to contribute to Mr. Gaul’s health and dental benefits in the same proportion as during employment for the same duration as severance payments are made.

In the event of a Change of Control (as defined in the Employment Agreement), Mr. Gaul will receive severance payments equal to six months’ base salary and the Company will continue to provide health and dental benefits in the same proportion as during employment for six months. Mr. Gaul will also receive an additional month of severance for every two months of employment, with such amounts to be cumulative and not to exceed a total of 12 months of severance payments. In addition, all of Mr. Gaul’s options to acquire Company stock and restricted common stock awards which have not vested as of the date of termination will become immediately vested as of the date of termination.

The Employment Agreement also contains customary non-solicitation and non-competition covenants, which covenants remain in effect for 1 year following any cessation of employment with respect to Mr. Gaul.

In connection with his appointment, the Company will also enter into the Company’s standard indemnification agreement (the “Indemnification Agreement”) with Mr. Gaul. Pursuant to the terms of the Indemnification Agreement, the Company may be required, among other things, to indemnify Mr. Gaul for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his services as an executive officer of the Company.

Other than with respect to the Employment Agreement and the Indemnification Agreement, there are no arrangements or understandings between Mr. Gaul and any other persons pursuant to which Mr. Gaul was appointed as Chief Operating Officer. There are also no family relationships between Mr. Gaul and any director or executive officer of the Company and Mr. Gaul has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated April 24, 2020, by and between Michael Gaul and Beyond Air, Inc.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND AIR, Inc.

Date: July 5, 2022	By:	/s/ Steven A. Lisi
	Name:	Steven A. Lisi
	Title	Chief Executive Officer